Exhibit 99.1

TranSwitch Corporation Announces First Quarter 2006 Results

SHELTON, CT — April 26, 2006 — TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted first quarter 2006 net revenues of approximately $9.6 million and a net loss of ($5.6) million, or ($0.05) per basic and diluted common share. This compares to first quarter 2005 net revenues of approximately $9.0 million and a net loss of ($6.3) million, or ($0.06) per basic and diluted common share.

“The first quarter, 2006 was a strong quarter for TranSwitch from a revenue, bookings, margin, and design-win point of view. As we enter the second quarter, 2006, we have strong confidence regarding the long-term prospects of the Company. This is based on the fact that we have design-wins in key platforms of most of the Tier-1 customers, we have a product portfolio second to none, our balance sheet is strong, and we have been successful in reducing our expenses systematically,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“We have been consistently securing significant design-wins, and the task at hand is to translate these wins to production volume, and this is where we are focused with our applications support,” continued Dr. Das.

The net loss for the first quarter, 2006 includes the following non-cash items:

•	Other income of approximately $0.6 million reflecting the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM (the “Plus Cash Notes”) due September 30, 2007, compared to other income of $1.6 million on the change in the fair value of the derivative liability in the first quarter of 2005;

•	A debt extinguishment loss of $3.1 million associated with the exchange of $24.6 million face value of the Company’s Plus Cash NotesSM and accrued interest for 1.5 million shares of common stock, plus approximately $22.6 million of cash;

•	Interest expense of approximately $0.6 million relating to the on-going amortization of the debt discount related to the Company’s Plus Cash Notes compared to such amortization of $1.2 million in the first quarter, 2005; and

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TranSwitch Corporation Announces First Quarter Results	Page 2

•	Stock option expense of $0.4 million, as a result of the Company’s adoption of FAS 123R, of which $0.1 million is included in research and development, $0.1 million is included in marketing and sales and $0.2 million is included in general and administrative.

During the first quarter, 2006, the Company reported a gross margin on product revenues of $7.5 million or 82%. This margin was impacted by a cost of sales benefit totaling $1.2 million from the sale of inventory that was previously written-off.

The Company had three significant transactions during the first quarter, 2006. On January 31, 2006, the Company announced that it had completed its acquisition of Mysticom Ltd., a privately-held developer of high-performance, low-power, multi-Gigabit Ethernet transceivers for the communications industry. TranSwitch acquired the Israel-based company through the issuance of approximately $5 million of TranSwitch common stock. Upon the satisfactory achievement of stipulated revenue objectives and a positive operating cash flow over the next 12 months, TranSwitch will pay up to an additional $10 million in the form of TranSwitch stock or cash, at its option. Mysticom Ltd. will operate as a wholly owned subsidiary of TranSwitch.

On February 1, 2006, the Company entered into Exchange Agreements with JMG Triton Offshore Fund, Limited and JMG Capital Partners, LP (the “Holders”), providing for the exchange of approximately $24.6 million in aggregate principal amount of the Company’s Plus Cash Notes held by the Holders and accrued interest in exchange for an aggregate of 1,500,000 shares of the Company’s common stock, plus cash of approximately $22.6 million. The issuance of the shares was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for these transactions.

On March 3, 2006, the Company announced the completion of its offering of shares of common stock resulting in the total sale of 13,766,667 shares, with proceeds to TranSwitch, after placement agency fees and expenses, of $18.9 million. The shares were offered under TranSwitch’s previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission (SEC) on April 20, 2004, and a final prospectus supplement dated February 27, 2006.

“Based on our current visibility, we project revenue of around $9.5M in the second quarter, 2006 without Mysticom, and $0.3M from Mysticom, for a total of slightly under $10.0M for the quarter,” stated Dr. Das. “Our opening product backlog was approximately $7.2 million for the second quarter. Our second quarter 2006 net loss is estimated to be in the range of ($0.03) to ($0.04) per basic and diluted common share. This net loss estimate for the second quarter of 2006 excludes any adjustment to the fair value of the derivative liability associated with our 5.45% Convertible Plus Cash NotesSM. The non-cash adjustment to

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fair value is based on several estimates, including our common stock price during the quarter ending June 30, 2006,” concluded Dr. Das.

Additional details on TranSwitch’s first quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial 719-457-2645 and reference confirmation code: 6451987. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through May 3, 2006. To access the replay, dial 719-457-0820 and enter confirmation code: 6451987. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

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TranSwitch Corporation Announces First Quarter Results	Page 4

TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2006	2005
Net revenues:
Product revenues	$9,214	$9,038
Service revenues	432	9

Total net revenues	9,646	9,047
Cost of revenues:
Cost of product revenues	1,674	3,283
Cost of service revenues	202	—

Total cost of revenues	1,876	3,283

Gross profit	7,770	5,764
Operating expenses:
Research and development	5,486	6,212
Marketing and sales	2,842	2,708
General and administrative	1,477	1,199
Restructuring charge and asset impairments	221	1,479

Total operating expenses (Note 1)	10,026	11,598

Operating loss	(2,256)	(5,834)
Other (expense) income:
Change in fair value of derivative liability	637	1,627
Loss on extinguishment of debt	(3,124)	—
Interest income (expense):
Interest income	548	696
Interest expense	(1,352)	(2,787)

Interest expense, net	(804)	(2,091)

Total other (expense) income, net	(3,291)	(464)

Loss before income taxes	(5,547)	(6,298)
Income tax expense	39	25

Net loss	$(5,586)	$(6,323)

Basic and diluted loss per common share:
Net loss	$(0.05)	$(0.06)

Basic and diluted average common shares outstanding	116,215	103,476

Note 1: For the three months ended March 31, 2006, operating expenses include stock option expense of $0.1M in research and development, $0.1M in marketing and sales, and $0.2M in general and administrative.

TranSwitch Corporation Announces First Quarter Results	Page 5

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and short-term investments	$67,256	$72,702
Accounts receivable, net	4,061	3,784
Inventories	4,245	2,375
Prepaid expenses and other current assets	2,265	1,961

Total current assets	77,827	80,822
Property and equipment, net	3,227	3,508
Goodwill	4,759	—
Other assets	3,198	2,496

Total assets	$89,011	$86,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$8,353	$6,716
Restructuring liabilities	638	721
Deferred revenue	567	—

Total current liabilities	9,558	7,437
Restructuring liabilities – long-term	20,973	21,038
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $2,686 and $5,695, respectively	27,468	49,102
Derivative liability	5,402	6,040

Total liabilities	63,401	83,617

Commitments and contingencies
Total stockholders’ equity	25,610	3,209

Total liabilities and stockholders’ equity	$89,011	$86,826